Exhibit 99.1
Dana Holding Corporation’s Continued Listing Plan Accepted by NYSE;
Dana Common Stock Will Continue to be Listed on Exchange
TOLEDO, Ohio — March 30, 2009 — Dana Holding Corporation (NYSE: DAN) today announced that the New York Stock Exchange. has accepted the company’s plan for continued listing on the exchange. Consequently, Dana’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the exchange’s Listings and Compliance Committee to ensure progress against the plan.
Dana announced on Dec. 19, 2008, that it had been informed by the NYSE that it had fallen below the exchange’s continued listing standard of maintaining both an average closing price of at least $1 per share and average market capitalization of at least $100 million for a consecutive 30-day trading period.
The NYSE will conduct its reviews over an 18-month period, which began on Dec. 18, 2008. Dana must achieve a global market capitalization of $100 million over a consecutive 30-day trading period at the completion of the 18-month plan period, or over two consecutive quarterly monitoring periods.
Regarding the $1 per share requirement, on Feb. 5, 2009, the NYSE announced a temporary suspension of its share-price standard through June 30, 2009. Dana has until October 2009 to cure its share price non-compliance.
Dana will continue to work proactively with the NYSE to maintain the listing of its common stock during the relevant compliance periods.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Toledo, Ohio, the company employs approximately 29,000 people in 26 countries and reported 2008 sales of $8.1 billion. For more information, please visit: www.dana.com.
Media Contact
Chuck Hartlage: (419) 535-4728
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